EXHIBIT 10.3

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”), is made as of December 8, 2004, by and between by and between, Jacuzzi Brands, Inc., a Delaware corporation, with its principal office at Phillips Point – West Tower, 777 South Flagler Drive, Suite 1108, West Palm Beach, Florida 33401 (the “Company”), and Donald C. Devine (“Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed by the Company as President and Chief Operating Officer;

WHEREAS, the Company believes it to be in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 1 below); and

WHEREAS, the Company believes it is imperative to diminish the distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Definitions.

a. “Accrued Benefits” means any amounts or benefits owing to Executive under the then applicable employee benefit plans, practices, programs or policies of the Company and any long term incentive or equity plans of the Company.

b. “Accrued Obligations” means any base salary earned but unpaid, any accrued but unused vacation pay payable pursuant to the Company’s policies, any earned or declared annual bonus for any complete fiscal year which has not then been paid, and any unreimbursed business expenses payable pursuant to the Company’s policies.

c. “Act” means the Securities Exchange Act of 1934, as amended from time to time.

d. “Board” means the board of directors of the Company.

e. “Cause” means (i) Executive’s refusal or willful failure to perform Executive’s duties; (ii) Executive’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Executive’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates); (iii) Executive’s willful misconduct which has a material adverse impact on the Company or its affiliates, whether economic, or reputation wise or otherwise, as determined by the Board; (iv) Executive’s conviction of, or pleading nolo contendere to, a felony or any crime involving fraud, dishonesty or moral turpitude; (v) Executive’s refusal or willful failure to follow the lawful written direction of the Board; or (vi) Executive’s breach of a fiduciary duty owed to the Company or its affiliates.

f. “Change in Control” means the occurrence of any of the following (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company. Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates a transaction causing a Change in Control. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is a direct or indirect equity participant in the purchasing company or group.

g. “Code” means the Internal Revenue Code of 1986, as amended.

h. “Common Stock” means the common stock, par value $.01 per share, of the Company.

i. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notified the Executive of such termination and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or the date that is 30 days after receipt by the Executive or Executive’s legal representative of a Notice of Termination for Disability, as the case may be.

j. “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

k. “Good Reason” means the occurrence of any of the following circumstances: (i) any material demotion of Executive on or after the Change in Control from Executive’s position as President or Chief Operating Officer; or if Executive is subsequently promoted to Chief Executive Officer, then any demotion of Executive from the position of President or Chief Executive Officer thereafter (without regard to the position of Chief Operating Officer); (ii) a failure by the Company to pay Executive’s base salary in accordance with the Company’s payroll practices in effect immediately prior to the Change in Control, or if more favorable the Company’s payroll practices in effect after the Change in Control; (iii) if Executive is then based at the Company’s principal executive office, a relocation of the Company’s principal executive office to a location more than both thirty-five (35) miles from Executive’s residence at the time of the relocation or a relocation of Executive from the principal executive office; or (iv) any reduction in the Executive’s base salary or annual target bonus.

l. “Highest Base Salary” means the greater of (i) the Executive’s annual base salary for the calendar year immediately preceding the calendar year in which the Change in Control occurs, or (ii) the Executive’s annual base salary as in effect at the time of a Pre-October 2005 Change in Control or the Executive’s annual base salary as in effect at the time of termination in the event of a Post-October 2005 Change in Control.

m. “Highest Bonus” means the greater of (i) the Executive’s target bonus in the fiscal year immediately preceding the date in which the Change in Control occurs, or (ii) the Executive’s target bonus for the fiscal year in which a Pre-October 2005 Change in Control occurs or the Executive’s target bonus for the fiscal year in which the termination occurs in the event of a Post-October 2005 Change in Control.

n. “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specified the termination date (which date shall be not more than thirty days after the giving of such notice).

o. “Pre-October 2005 Change in Control” means any Change in Control which occurs before October 2, 2005.

p. “Post-October 2005 Change in Control” means any Change in Control which occurs on or after October 2, 2005.

q. “Welfare Benefits” means all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies.

2. Termination During the Two Year Period Following a Change in Control. Subject to the provisions of Section 3, the termination of Executive’s employment during the two (2) year period following a Change in Control shall be governed by the provisions of this Section.

a. Without Cause, For Good Reason, Death or Disability. If during the two (2) year period following a Change in Control, the Company terminates the Executive’s employment without Cause, the Executive terminates employment for Good Reason, or Executive’s employment terminates as a result of a Disability or the Executive’ death, the Executive or Executive’s estate (whichever is applicable) shall be entitled to receive (A) Accrued Obligations; (B) a lump sum amount equal to the sum of (i) three multiplied by the Executive’s Highest Base Salary, plus (ii) three multiplied by the Executive’s Highest Bonus, plus (iii) the Tax Reimbursement Payment payable in accordance with Section 4 below, if any; (C) Accrued Benefits, which shall be paid in accordance with the terms of the applicable plans, practices, programs or policies; (D) three years additional service and compensation credit (at the Executive’s then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company (a “Pension Plan”), which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company’s defined benefit plan covering the Executive); provided, however, that if any Pension Plan maintained by the Company immediately prior to a Change in Control is terminated on or after the Change in Control and before the date the Executive’s employment terminates, then the amount payable under clause B above shall be increased by amount equal to the excess of (x) the amount the Executive would be entitled to receive pursuant to the terms of the terminated plan if the plan had not been terminated and the Executive had received additional service and compensation credit pursuant to the provisions of this clause (D) and (y) benefits the Executive received or will receive pursuant to the terminated plan; (E) an amount equal to three multiplied by the maximum annual Company contribution then in effect at the time of a Change in Control under any type of qualified or nonqualified 401(k) plan (assuming Executive deferred the maximum amount and earns his then current salary); (F) for three year period after the Termination’s Date or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide Welfare Benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with such plans, programs, practices and policies; and (G) accelerated vesting of all equity compensation under any equity based compensation plans, programs or policies of the Company. Payments under (F) above may at the discretion of the Company be made by continuing participation of Executive in the Welfare Benefits as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements.

b. With Cause or Without Good Reason. If during the two (2) year period following a Change in Control (i) the Company terminates the Executives employment for Cause, or (ii) the Executive terminates employment without Good Reason, the Executive shall be entitled to receive (A) the Accrued Obligations, and (B) the Accrued Benefits which shall be paid in accordance with the terms of the applicable plans, practices, programs, or policies.

3. Termination During the First or Seventh Month Following a Change in Control. If the Executive’s employment terminates for any reason (including, but not limited to a termination for Cause, Good Reason, without Good Reason, Death or Disability) during (i) the thirty (30) day period beginning on the date a Pre-October 2005 Change in Control occurs and ending thirty (30) days thereafter, or (ii) the thirty (30) day period beginning on the date that occurs six (6) months after a Post-October 2005 Change in Control and ending thirty (30) days thereafter, or, then the Executive shall be entitled to receive (A) Accrued Obligations; (B) a lump sum amount equal to the sum of (i) three multiplied by the Executive’s Highest Base Salary, plus (ii) three multiplied by the Executive’s Highest Bonus, plus (iii) the Tax Reimbursement Payment payable in accordance with Section 4 below, if any; (C) Accrued Benefits, which shall be paid in accordance with the terms of the applicable plans, practices, programs or policies; (D) three years additional service and compensation credit (at the Executive’s then compensation level) for pension purposes under any Pension Plan, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company’s defined benefit plan covering the Executive); provided, however, that if any Pension Plan maintained by the Company immediately prior to a Change in Control is terminated on or after the Change in Control and before the date the Executive’s employment terminates, then the amount payable under clause B above shall be increased by amount equal to the excess of (x) the amount the Executive would be entitled to receive pursuant to the terms of the terminated plan if the plan had not been terminated and the Executive had received additional service and compensation credit pursuant to the provisions of this clause (D) and (y) benefits the Executive received or will receive pursuant to the terminated plan; (E) an amount equal to three multiplied by the maximum annual Company contribution then in effect at the time of a Change in Control under any type of qualified or nonqualified 401(k) plan (assuming Executive deferred the maximum amount and earns his then current salary); (F) for three year period after the Termination’s Date or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide Welfare Benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with such plans, programs, practices and policies; and (G) accelerated vesting of all equity compensation under any equity based compensation plans, programs or policies of the Company. Payments under (F) above may at the discretion of the Company be made by continuing participation of Executive in the Welfare Benefits as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements.

4. Special Tax Provision.

a. In the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) as a result of a Change in Control (collectively, the “Covered Payments”) is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive an additional amount (the “Tax Reimbursement Payment”) such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax and other taxes imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income or payroll tax purposes because of the inclusion of the tax Reimbursement Payment in Executive’s adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section is that (a) the Executive, after paying his Federal, state and local income tax and any payroll taxes on Executive, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section and (b) that Executive should never be “out-of-pocket” with respect to any tax or other amount subject to this Section, whether payable to any taxing authority or repayable to the Company, and this Section shall be interpreted accordingly. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Tax Reimbursement Payment, but that the Covered Payment does not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of the Covered Payment would not give rise to any Excise Tax, then no Tax Reimbursement Payment shall be made to the Executive and the Covered Payment, in the aggregate, shall be reduced to the Reduced Amount.

b. Except as otherwise provided in clause (a) above, for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

i. such Covered Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) “base amount” shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company’s independent certified public accountants appointed prior to the Change in Control covered by Code Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the “Accountant”), deliver a written opinion to Executive, reasonably satisfactory to Executive’s legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute “parachute payments”, (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” allocable to such reasonable compensation, or (C) such “parachute payments” are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

ii. the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

c. For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

i. to pay federal, state, local income and/or payroll taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

ii. to have otherwise allowable deductions for federal, state and local income and payroll tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive’s adjusted gross income.

d. In the event that prior to the time Executive has filed any of his tax returns for the calendar year in which the Change in Control occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)).

e. In the event that the determination set forth in (d) above is made by the Accountant after the filing by Executive of any of his tax returns for the calendar year in which the Change in Control occurred, but prior to one (1) year after the occurrence of such Change in Control, Executive shall file at the request of the Company an amended tax return in accordance with the Accountant’s determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to Executive, and the Executive shall pay interest to the Company which shall not exceed the interest received or credited to Executive by such tax authority for the period it held such portion (less any tax Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

f. In the event Executive receives a refund pursuant to (e) above and repays such amount to the Company, Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

g. Executive and the Company shall mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if Executive’s claim for refund or credit is denied.

h. In the event that the Excise Tax is later determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

i. In the event of any controversy with the Internal Revenue Service (or other taxing authority) under this Section, subject to (g) above, Executive shall permit the Company to control issues related to this Section (at its expense), provided that such issues do not potentially materially adversely affect Executive, but Executive shall control any other issues. In the event the issues are interrelated, Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, Executive shall permit the representative of the Company to accompany him and Executive and his representative shall cooperate with the Company and its representative.

j. With regard to any initial filing for a refund or any other action required pursuant to this Section (other than by mutual agreement) or, if not required, agreed to by the Company and Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of Executive.

k. The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its best efforts to cause the Accountant, to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the Change in Control, the Company shall pay Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

l. The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive’s counsel.

m. The Company and Executive shall mutually agree on and promulgate further guidelines in accordance with this Section to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with sub-paragraph (g) above.

5. Confidential Information, Non-Competition and Non-Solicitation of the Company.

a. Executive acknowledges that as a result of Executive’s employment by the Company, Executive will obtain secret and confidential information as to the Company and its affiliates and create relationships with customers, suppliers and other persons dealing with the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information or take advantage of such relationship and that because of the nature of the information that will be known to Executive and the relationships created it is necessary for the Company and its affiliates to be protected by the prohibition against Competition as set forth herein, as well as the confidentiality restrictions set forth herein.

b. Executive acknowledges that the retention of nonclerical employees employed by the Company and its affiliates in which the Company and its affiliates have invested training and depends on for the operation of their businesses is important to the businesses of the Company and its affiliates, that Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company and, therefore, it is necessary for the Company and its affiliates to be protected from Executive’s Solicitation of such employees as set forth below.

c. Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the businesses of the Company and its affiliates and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this Section.

d. “Competition” means participating, directly or indirectly, as an individual proprietor, partners, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any country where the Company or its affiliates do business) in a business in meaningful competition with the Company’s businesses, provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly held company; or (ii) any activity engaged in with the prior written approval of the Board.

e. “Solicitation” means recruiting, soliciting or inducing, of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or its affiliates or hiring or assisting another person or entity to hire any nonclerical employee of the Company or its affiliates or any person who within six (6) months before had been a nonclerical employee of the Company or its affiliates and were recruited or solicited for such employment or other retention while an employee of the Company, provided, however, that solicitation shall not include any of the foregoing activities engaged in with the prior written approval of the Board.

f. If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this Section shall be declared to be invalid or unenforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section which shall remain in full force and effect.

g. During and after employment with the Company, Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret or confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates, (i) obtained by Executive during Executive’s employment by the Company and its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Executive shall promptly notify the Company of any such order and Executive shall cooperate fully with the Company in protecting such information to the extent possible under applicable law.

h. Upon termination of Executive’s employment with the Company and its affiliates, or at any time as the Company may request, Executive shall promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which Executive may possess or have under Executive’s direction or control other than documents provided to Executive in Executive’s capacity as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company with regard to Executive’s employment or severance.

i. During the period the Executive is employed by the Company and for two (2) years following a termination of Executive’s employment for any reason whatsoever, Executive shall not engage in Solicitation, and shall not enter into Competition with the Company or its affiliates.

j. In the event of a breach or potential breach of this Section, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section enforced. It is hereby acknowledged that the provisions of this Section are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

k. In the event of breach, as adjudicated by a court of competent jurisdiction, of this Section by Executive, while Executive is receiving amounts under this Agreement, (i) Executive shall not be entitled to receive any future amounts pursuant to this Agreement, and (ii) Executive shall be obligated to return to the Company, within 10 days of such adjudication, all amounts paid by the Company pursuant to this Agreement on or after the date of the breach.

l. Executive specifically agrees that the restrictive covenants and other provisions of this Section 5 shall be enforceable by the Company’s successors and/or assigns.

6. Notice of Termination. Any termination by the Company for Cause or for a Disability, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(f) of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

7. Payment. Any amount due to Executive under this Agreement shall be paid in lump sum in cash within ten days after the date of termination.

8. Release. Executive agrees that, as a condition to receiving the payments and benefits provided hereunder (with the exception of the Accrued Obligations and Accrued Benefits outlined in paragraph 2(b) above) he will execute, deliver and not revoke (within the time period permitted by applicable law) a release of all claims of any kind whatsoever against the Company, its affiliates, officers, directors, employees, agents and shareholders in the then standard form being used by the Company for senior executives (but without release of the right of indemnification hereunder or under the Company’s By-laws or rights under benefit or equity plans that by their terms are intended to survive termination of his employment).

9. Full Settlement. Any amounts due, with the exception of the Accrued Obligations and Accrued Benefits outlined in paragraph 2(b) above, under this Agreement are in the nature of severance payments and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any, amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder. The Company’s obligation to make payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or to take any action by way of mitigation of the amounts payable to the Executive under any provision of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

10. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, provided Executive is successful with regard to a material portion of his claim.

11. Section 409A. The Company represents and warrants it will amend each Non-qualified Deferred Compensation Plan (as defined below) and this Agreement so that they will conform with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in such a manner that the Executive should not incur any interest or additional tax under Code Section 409A(a)(1)(B) or acceleration of gross income inclusion (collectively the “409A Tax”) with respect to any benefits the Executive is entitled to under such plans; provided, however, that to the extent deemed necessary by the Company, the Company may terminate any further participation by employees in any Non-qualified Deferred Compensation Plan and adopt a new plan which provides substantially similar benefits (a “Substitute Plan”), subject to any limitation on benefits required so that the Substitute Plan conforms with Code Section 409A and the Executive does not incur the 409A Tax. The parties shall take all additional steps necessary so that the Executive will not incur the 409A Tax with respect to amounts the Executive is entitled to under the Non-qualified Retirement Plans, any Substitute Plan or this Agreement. For purposes of this Section a “Non-qualified Deferred Compensation Plan” means any “non-qualified deferred compensation plan” (as defined in Code Section 409A(d)) which is maintained by the Company or an affiliate of the Company and in which the Executive participates as of the date hereof. In the event any amounts due under this Agreement are payable from a Non-qualified Deferred Compensation Plan as a result of Executive’s separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code and any Treasury regulations promulgated thereunder, such amounts shall be delayed for a period of six months from the date of such separation from service or be subject to such other restrictions under Section 409A of the Code so as to avoid any 409A Tax.

12. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

b. Entire Agreement/Amendments. In the event of a Change in Control, this Agreement supersedes (i) all severance and termination payments and benefits under any agreements entered into between the Executive and the Company on or prior to the date hereof (“Other Agreement”), (ii) all severance plans or policies of the Company, and (ii) all confidentiality, non-compete and non-solicitation provisions under any agreements entered into by and between the Executive and the Company prior to the date hereof. This Agreement does not affect any deferred compensation agreements, non-qualified retirement plans, or any other agreements entered into by the parties. For the avoidance of doubt, Executive shall not be entitled to any payments of benefits under any Other Agreement if the Executive receives payments or benefits under this Agreement (other than the excise tax-gross up provided for in Section 8 of this Agreement). There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

d. Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an entity which is owned, directly or indirectly, in whole or in part by the Company or by any successor to the Company or an acquirer of all or substantial all of the assets of the Company or all or substantially all of the assets of a group of subsidiaries and divisions of the Company, provided such entity or acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all references to the Company herein shall be to the assignee entity or acquirer, as the case may be.

e. Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto. In the event of the Executive’s death while receiving amounts payable pursuant to this Agreement, any remaining amounts shall be paid to Executive’s estate.

f. Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

g. Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h. Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 5 hereof, shall survive any termination of Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

i. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

j. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

JACUZZI BRANDS, INC.

By: David H. Clarke
Name:
Title: Chairman and CEO

EXECUTIVE

Donald C. Devine